AGREEMENT

Effective as of September 7, 2006

By and Between

BIOSAFE LABORATORIES, INC.

And

LAB123, INC.

TABLE OF CONTENTS

ARTICLE		**PAGE**

EXHIBITS

Exhibit 1 Products

AGREEMENT

This agreement ("Agreement") is made and entered into as of the 1st day of September, 2006, ("Effective Date") by and between BIOSAFE Laboratories, Inc., an Illinois corporation, with corporate offices at 100 Field Drive, Suite 240, Lake Forest, Illinois 60045 ("BioSafe") and Lab123, Inc., an Illinois corporation with corporate offices located at 100 Field Drive, Suite 240, Lake Forest, Illinois 60045 ("Company"). (We will do a simple form unless you think we need more.)

WITNESSETH:

WHEREAS, BioSafe is in the business of developing, manufacturing and selling diagnostic screens and tests using micro-samples of human blood and currently has the Products (as such term is hereinafter defined) enumerated on Exhibit 1 plus other products not covered by this Agreement;

WHEREAS, on the terms and conditions hereinafter set forth, the Company desires, among other things (i) the exclusive right to distribute and sell the Products in the Territory solely to, and in support of, the Market, (ii) the exclusive right to manufacture,distribute and sell Similar Products in the Territory solely to, and in support of, the Market and (iii) a non-exclusive, non-transferable and non-assignable revocable right and license by Biosafe, solely in support of (i) and (ii) above, to use BioSafe's proprietary methods, techniques and processes to perform the Determinations of those Products and Similar Products requiring a laboratory analysis using BioSafe's proprietary methods, techniques and processes; and,

WHEREAS, on the terms and conditions hereinafter set forth, BioSafe is willing to grant to the Company, among other things (i) the exclusive right to distribute and sell the Products in the Territory solely to, and in support of, the Market, (ii) the exclusive right to manufacture, distribute, and sell Similar Products in the Territory solely to, and in support of, the Market and (iii) a non-exclusive, non-transferable and non-assignable revocable right and license by Biosafe, solely in support of (i) and (ii) above, to use BioSafe's proprietary methods, techniques and processes to perform the Determinations of those Products and Similar Products requiring a laboratory analysis using BioSafe's proprietary methods, techniques and processes.

NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions herein contained, and the mutual benefits to be derived herefrom, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE 1
RULES OF CONSTRUCTION

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

1.1 **References**. All references in this Agreement to designated "articles" "sections", "subsections" and other subdivisions are to the designated article, sections, subsections and subdivisions of this Agreement as originally executed.

1.2 **Intrepretation.** Whenever from the context it appears appropriate:

1.2.1 Each term stated in either the singular or the plural shall include the singular and the plural;

1.2.2 Pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter gender where applicable;

1.2.3 "And" and "or" shall be construed either disjunctively or conjunctively as necessary to bring within the scope of the provisions hereof any matter which otherwise might be construed to be outside such scope;

1.2.4 "Including" shall mean "including but not limited to";

1.2.5 "Herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision unless from the context it appears otherwise.

1.3 **Headings**. The headings of the several articles and subsections are inserted for convenience of reference only and are not intended to modify, interpret or affect the meaning or interpretation of the articles or sections at the beginning of which they appear or of this Agreement.

1.4 **Effectiveness**. This Agreement will not be binding upon the Parties until it has been signed below on behalf of each Party, in which event, it shall be effective as of the Effective Date.

1.5 **Severability**. If any provision contained in this Agreement is or becomes invalid, is ruled illegal by any court of competent jurisdiction or is deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that:

1.5.1 such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or enforceable provision or by its severability herefrom; and,

1.5.2 In lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the

Parties to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable.

1.6 **No Drafting Presumption**. Each Party to this Agreement hereby acknowledges that it has been represented by, or had the opportunity to be represented by, counsel of its own choosing and hereby agrees that the terms of this Agreement shall not be construed in favor of, or against, any Party on the basis that such Party acted as a draftsman of this Agreement.

1.7 **Exhibits.** Each exhibit attached to this Agreement is specifically made a part hereof as though it were fully set forth in the body of this Agreement. Any capitalized term used in any exhibit that is not defined in such exhibit shall have the meaning ascribed to it herein.

ARTICLE 2
DEFINITIONS

2.1 "**Affiliate**" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term "control" means possession of the power to direct, or cause the direction of, the management and policies of such Person whether through the ownership of more than fifty percent of the voting securities, by contract or otherwise

2.2 "**Agreement**" means this Agreement and any exhibit, attachment, schedule, amendment or modification thereto.

2.3 "**Audit**" is defined in section 3.8.3 hereof.

2.4 "**BioSafe**" is defined in the preamble to this Agreement.

2.5 "**BioSafe Indemnified Parties**" are defined in section 11.1.

2.6 "**BioSafe Marks**" means all trademarks, trade names, logos and service marks, registered or not, and trademark applications now owned or licensed, or hereafter acquired or licensed during the Term of this Agreement, by or on behalf of BioSafe and its affiliates.

2.7 "**BioSafe Patent Rights**" means all patents and patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention and utility models) throughout the world, covering or relating to the BioSafe Technology, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations or continuations-in-part, which BioSafe and its affiliates owns or controls.

2.8 "**BioSafe Technology**" means any technology, method or process owned or licensed by BioSafe and its affiliates relating to blood specimen analysis, testing, storage

and transport, and compositions of reagents or solutions used in testing, analyzing, storing or transporting blood and its components.

2.9 "**BioSafe Technology Rights**" means all technical information, know-how, trade secrets, inventions, data and other information now owned or licensed by BioSafe, or hereafter acquired or licensed by BioSafe and its affiliates during the Term of this Agreement, whether patentable or not, relating to the BioSafe Technology, including medical, chemical and other scientific data and processes and methodology used in the development, testing and analysis of the Products.

2.10 "**BTS**" means the BioSafe patented whole blood collection device.

2.11 "**Collection Card**" means the BioSafe proprietary self-collection card on which specimens of human blood and its components are deposited and from which the laboratory analysis of such human blood and its components is performed.

2.12 "**Company**" is defined in the preamble to this Agreement.

2.13 "**Company Indemnified Party**" is defined in section 11.2 hereof.

2.14 "**Confidential Information**" means (i) any information or materials relating to BioSafe, its business, including business plans, customer names and requirements, prices, product information, research and development, (ii) any information which is designated in writing as confidential by BioSafe, (iii) any information disclosed orally or visually if such information is reduced to writing and such written document is delivered to the Company within forty-five days after such disclosure and (iv) the terms and conditions of this Agreement.

2.15 "**Determination**" means the result obtained from the analysis of an individual's human blood and its components for a Product and the reporting of the results thereof.

2.16 "**Effective Date**" is defined in the preamble to this Agreement.

2.17 "**Exclusive Distribution Right**" means the exclusive right herein granted to the Company to distribute and sell all or any one of the Products in the Territory solely to, and in support of, the Market.

2.18 "**Exclusivity, License and Manufacturing Fee**" is defined in section 6.1 hereof.

2.19 "**Expenses**" means any and all expenses reasonably incurred in connection with investigating, preparing and defending, bringing or prosecuting any claim, action, suit or proceeding (including court filing fees, court costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

2.20 "**Future Product**" means any BioSafe owned self-collection blood or other bodily fluid screen or test not set forth on Exhibit 1 developed subsequent to the Effective Date of this Agreement, but does not include any self-collection blood or other bodily fluid screen or test not set forth on Exhibit 1 developed by BioSafe under contract to a third party.

2.21 "**cGMPs**" shall mean all good manufacturing practices regulations promulgated by the United States Food and Drug Administration of the Department of Health and Human Services, or any successor agency, applicable to the Similar Products.

2.22 "**Governmental Body**" means any federal, state, local or foreign court, government, department, commission, board, agency, official or other regulatory, administrative or governmental authority.

2.23 "**Indemnity Claim**" is defined in section 11.3.1.

2.24 "**Intellectual Property**" means any and all BioSafe intellectual and proprietary property, including all trade secrets, technical information, data, materials, techniques, discoveries, copyrights, inventions, methods, processes, know-how, improvements, trade dress, BioSafe Marks, BioSafe Patent Rights, BioSafe Technology and BioSafe Technology Rights.

2.25 "**Losses**" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges of any kind or nature whatsoever, but shall not include Expenses.

2.26 "**Market**" means all of the following to the extent located in the Territory: retail drug stores, retail drug mass merchandisers,, and the distributors, marketers, brokers and group buyers who supply medical products to retail drug stores, retail drug mass merchandisers in the Territory and internet-based retail drug companies. "Market" shall include all internet-based retail drug companies without regard to location. "Market" specifically excludes any Pharmaceutical Company , disease management/health screening companies, hospitals, physician officers, professional medical offices, pharmacy benefit managers, insurance companies or any company or organization that is not a retail drug store or internet-based retail medical product seller.

2.27 "**Net Collected Revenue**" means the amount received by the Company from the sale of a single unit of the Product, less any freight, taxes and returns paid or borne by the Company.

2.28 "**Notice**" is defined in section 12.7 hereof.

2.29 Intentionally left blank.

2.30 **"Party"** means BioSafe or the Company; **"Parties"** means BioSafe and the Company.

2.31 **"Person"** means an individual, a partnership, a corporation, a trust, a joint venture, a limited liability company or partnership, an unincorporated organization, any other legal entity and any Governmental Body, self-regulatory agency or authority or other private agency or authority.

2.32 **"Pharmaceutical Company"** means any company that manufactures and markets prescription drugs.

2.33 **"Products"** means the BioSafe diagnostic screening and tests using micro-samples of human blood enumerated on Exhibit 1 or Future Products added to the agreement at any time. **"Product"** refers to any one of such BioSafe diagnostic screening and tests and is to include the kit and/or the laboratory processing.

2.34 **"Royalties"** are defined in section 3.8 hereof.

2.35 **"Similar Products"** means a self-collection blood screen or test, the purpose of which is to provide a test to identify the same health condition or bio-marker as one of the Products or Future Products and the components of which are the same as those contained in the Product to which it is intended to be similar. Except for the Collection Card, BTS or any other BioSafe proprietary device, which must be purchased from BioSafe, such components may be purchased from sources other than those used by BioSafe. Notwithstanding any other provision herein contained, "Similar Products" does not include the BioSafe qualitative and quantitative anemia devices or any other BioSafe Product or Future Product that produces a Determination without the necessity of a laboratory analysis.

2.36 **"Technology License"** is defined in section 5.1 hereof.

2.37 **"Term"** is defined in section 9.1 hereof.

2.38 **"Territory"** means the United States of America.

ARTICLE 3
EXCLUSIVE DISTRIBUTION RIGHT

3.1 Grant of Exclusive Distribution Right

3.1.1 Subject to the terms and conditions herein contained, BioSafe hereby grants to the Company, and the Company hereby accepts, the Exclusive Distribution Right.

3.1.2 The Exclusive Distribution Right includes the right of the Company to advertise and to carry on other activities necessary to sell the Products in the Territory solely to, and in support of, the Market without competition from BioSafe or any other party authorized by BioSafe to sell any of the Products.

3.1.3 Notwithstanding any other provision herein contained, the Company understands, acknowledges and agrees that the Exclusive Distribution Right only allows the Company to sell the Products solely to, and in support of, the Market, and does not allow the Company to sell any of the Products to any Person for any purpose which is not solely to, and in support of, the Market, including sales to or in support of any Pharmaceutical Company manufacturing prescription drugs.

3.1.4 As long as BioSafe does not sell any of the Products to the Market, BioSafe may sell any of the Products to the same Persons as the Company without BioSafe being deemed to be in competition with the Company or in violation of any provision of this Agreement. For illustration purposes only, and not by way of limitation, the following is an example of the foregoing provisions of this section 3.1.4:

The Company sells one of the Products to distributor A to be re-sold to distributor's retail drugstore customers. BioSafe can also sell the same Product to distributor A provided that the Product sold by BioSafe is re-sold to distributor A's physician or hospital customers and not its retail drugstore customers.

3.1.5 To retain the Exclusive Distribution Right, the Company must sell and collect for no less than two hundred and fifty thousand (250,000) units of the Products by December 31, 2007 and three hundred thousand (300,000) units of the Products in each calendar year thereafter and pays the royalties to Biosafe thereon. If the Company fails to sell and collect for no less than two hundred fifty thousand (250,000) units of the Products by December 31, 2007 or three hundred thousand (300,000) units of the Products in any calendar year thereafter, BioSafe may convert the Exclusive Distribution Right to a non-exclusive license to sell solely to and in support of the Market upon giving the Company thirty days written notice. During such thirty-day period, the Company may elect to maintain its Exclusive Distribution Right by paying BioSafe the difference between the Royalties actually paid to BioSafe and the Royalties that would have been paid to BioSafe if the Company had purchased the minimum units required to maintain exclusivity of the Exclusive Distribution Right. Such difference payment calculation shall utilize the same average unit gross selling price that had been incurred during the respective year.

3.1.6 The Company may appoint sub-distributors to act on behalf of the Company only on the prior written approval of BioSafe, which approval shall not be unreasonably withheld; provided, however, in all events, the Company shall be primarily responsible to, and in accordance with the provisions of Article 11 hereof shall indemnify, BioSafe for any liability it incurs as a result of any act or omission of any such sub-distributor. Any agreement between the Company and any a sub-distributor must be coterminous with this Agreement.

3.1.7 Notwithstanding the grant of the distribution right, BioSafe, in its sole discretion and without incurring any liability to the Company, reserves the right at any time to discontinue any Product; provided, however, if BioSafe discontinues a Product within five years from the date the Company receives the right under this Agreement to distribute such Product, then, and only in such event, the Company shall be entitled to receive from BioSafe a credit in an amount equal to two hundred thousand dollars ($200,000) multiplied by a fraction, the numerator of which is sixty (60) less the number of months remaining in such five year period beginning with the month in which Product has been discontinued, and denominator of which is sixty (60).

3.2 **Independent Contractor Status**. The relationship of BioSafe and the Company established by this Agreement is that of independent contractors, and no other relationship is intended. This Agreement does not constitute and shall not be construed as constituting a partnership, joint venture, franchise, agency, employer-employee, fiduciary or relationship other than independent contractors between BioSafe and the Company. Neither Party is any employee, agent, partner, joint venturer or legal representative of the other. Accordingly, nothing contained herein shall authorize or empower either Party to assume or create any obligation or responsibility of any kind or nature whatsoever, express or implied, on behalf of or in the name of the other Party, or to bind the other Party in any manner, or to make any representation, warranty or commitment on behalf of the other Party. Neither Party shall act in a manner that expresses or implies a relationship between them other than that of independent contractors. All agreements of any kind or nature (including a sales agreement) between the Company and its customers are the Company's sole responsibility and will have no effect on any right or obligation of the Parties under this Agreement.

3.3 **Operations and Expenses**. As an independent contractor, (i) the operations of the Company are subject to the sole control and management of the Company, (ii) the Company is responsible for all of its own expenses and employees, and (iii) the Company shall provide, at its own expense, such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations under this Agreement. The Company shall not incur any expense chargeable to BioSafe, except where BioSafe has specifically authorized in writing such expense prior to its being incurred.

3.4 **No Competitive Activities**. Pursuant to the provisions of section 10.5 hereof, during the Term of this Agreement, the Company will not act as a distributor of, and will not sell or offer for sale or act as a sales agent for the solicitation of orders to the Market for, any product in the Territory which is competitive with any of the Products.

3.5 **Future Products-Right of First Refusal**. During the Term of this Agreement, the Company shall have the first right and option to be the exclusive distributor of any Future Product to the Market in the Territory. If Biosafe has a Future Product its wishes to market to the Market in the Territory, it will give the Company written notice thereof (the "Future Product Notice"). If the Company wishes to exercise such right and option, it must send written notice to BioSafe advising it that the Company

elects to be and become such exclusive distributor of the Future Product on the terms set forth in the Future Product Notice. The Company's written notice together with any initial payment for the rights to manufacture, distribute and sell the Future Product set forth in the Future Product Notice must be received by BioSafe no later than thirty business days following the date the Future Product Notice is deemed to be given to the Company under this Agreement. The Future Product Notice shall set forth all material terms and conditions, including the cost and payment terms which shall not exceed $1 million (increased by the annual percentage change in the United States Bureau of Labor Statistics Consumer Price Index("CPI")) for the Future Product plus Royalty, upon which the Company may become the exclusive manufacture, distributor and seller for such Future Product; provided, however, unless otherwise specified in BioSafe's notice to the Company, all of the terms and conditions of this Agreement shall be applicable to such Future Product.

3.6 **The Company's Obligations.** In connection with its Exclusive Distribution Right, the Company will:

3.6.1 Conduct its business of distributing solely in the Company's name, at its sole cost and expense, in an ethical manner and by using its best efforts to distribute the Products, and not do, cause to be done or permit any of its employees or agents to do, any act that could reasonably be expected to injure BioSafe, its reputation or goodwill;

3.6.2 Avoid deceptive and misleading practices that are or might be detrimental to BioSafe or the Products;

3.6.3 Maintain competent, well-trained personnel of its own selection who shall engage in the distribution of the Products;

3.6.4 Develop and implement sales programs for the promotion of the Products;

3.6.5 Maintain an adequate inventory of items of the Product and supplies necessary to meet customer demand;

3.6.6 Refrain from advertising the Products or entering into any commitment to advertise the Products without first obtaining written approval from BioSafe of the proposed advertising, such approval not to be unreasonably withheld. BioSafe's refusal to approve advertising which in BioSafe's judgment makes any false or misleading health claims with respect to any Product shall not be deemed an unreasonable withholding of approval;

3.6.7 Comply with all laws, regulations and rules relating to the sale, resale, distribution and advertising of the Products in the Territory, including any and all laws, regulations or orders that govern or affect the ordering, export, shipment, import (including government procurement), and delivery, sale or resale of the Products;

3.6.8 At its expense, obtain all import, export and other licenses, permits, registrations and approvals, governmental or otherwise, and pay all import and export duties and taxes and all other taxes, excises and payments, that are required for it to distribute and resell the Products in the Territory to the Market;

3.6.9 Notify BioSafe with respect to all health, safety, environmental and other standards, specifications and other requirements imposed by law, regulation, rule or order in the Territory and applicable to the Products, including any packaging requirements, instructions, warnings, labels, phrases, language or markings that are required or desirable to be placed on or inside of the Products or its packaging to comply with all applicable laws, rules, regulations and practices in the Territory of which the Company is aware;

3.6.10 Notify BioSafe of the existence and content of any provision of law, rule or regulation in the Territory or other applicable law, rule or regulation, of which the Company is aware, that conflicts with any provision of this Agreement.

3.6.11 Use its best efforts to ensure that each Product is resold with sufficient time remaining before the expiration date on the Product;

3.6.12 Not alter or change, in any manner or way, the composition of the Products or any component thereof or repackage or re-label the Products without first obtaining BioSafe's written consent, which consent may be withheld in the sole judgment of Biosafe for any reason or no reason;

3.6.13 Not manufacture, sell, distribute or license any Product, except as expressly set forth in this Agreement;

3.6.14 Not use, quote from or employ in any form any materials or make any Product claim or representation not authorized in writing by BioSafe; and

3.6.15 Prepare at its sole cost and expense translations of all sales literature used by it in the Territory into the language of the country where such literature is to be used.

3.7 **Terms of Sale of the Products**. The Products shall be sold by BioSafe to the Company on the following terms and conditions:

3.7.1 The Company shall submit purchase orders to BioSafe for the Products it desires to purchase, setting forth in each purchase order the number of units of Product to be purchased and the desired date of delivery which shall be not less than thirty (30) days after the date of the purchase order. All purchase orders for the Products are subject to acceptance in writing by BioSafe, and BioSafe shall not have any liability to the Company with respect to purchase orders that are not accepted. No partial acceptance of a purchase order shall constitute the acceptance of the entire purchase order. Purchase orders shall be governed by the terms of this Agreement. Accordingly,

nothing contained in any purchase order shall in any way modify or change the terms and conditions contained herein or add any additional or different terms or conditions to the terms and conditions of this Agreement.

3.7.2 Although BioSafe will attempt to deliver the Products by the requested delivery date, if, for any reason, it is unable to do, it will deliver the Products as soon as it is commercially reasonable to do so. BioSafe shall issue order acknowledgments against the Company's purchase orders, which shall specify the shipping date against the desired date of delivery specified by the Company in the purchase order. If BioSafe states in the order acknowledgment that Biosafe is unable to deliver the Products within a reasonable time after the requested delivery date, then, and only in such event, the Company has the right to cancel the purchase order provided it sends written notice of such cancellation to BioSafe within fifteen (15) days of the Company's receipt of BioSafe's order acknowledgment. Should Biosafe fail to deliver the Product within thirty (30) days of the date specified in the purchase order, Company may cancel the purchase order by written notice. Except as is provided in the immediately preceding sentence, purchase orders may be canceled only with BioSafe's prior written approval, and if approved, such cancellation shall be subject to a restocking charge equal to fifteen percent (15%) of the aggregate value of such purchase order.

3.7.3 Products delivered pursuant to the terms and provisions of this Agreement shall be suitably packed for shipment to the destination specified in the purchase order and delivered to the carrier agent f.o.b. BioSafe's shipping point(s), at which time the risk of loss shall pass to the Company. Unless specified in writing by the Company in its purchase order, BioSafe shall select the carrier. All freight, insurance and other shipping expenses and expenses for any special packing requested by the Company and provided by BioSafe shall be paid by the Company. BioSafe will advance and pay on the Company's behalf any and all shipping and freight costs from BioSafe's shipping point to the delivery points specified by the Company, and the Company shall pay such amounts back to BioSafe with the payment for the Products.

3.7.4 For each unit of Product purchased by it, the Company shall pay to BioSafe an amount equal to BioSafe's fully allocated cost for the Product plus an amount equal to twenty percent (20%) of such fully allocated cost. The Company may sell the Product to the Market for any price it desires without the prior approval of BioSafe. The Company has the responsibility to collect and remit all taxes and duties imposed on any sale by it of a Product. In no way shall BioSafe be liable for any such taxes or duties, and the Company, in accordance with the provisions of Article 11 hereof, shall indemnity BioSafe in connection therewith.

3.7.5 The prices of the Products to be paid by the Company to BioSafe do not include, and are net of, any foreign or domestic taxes or charges of any kind that may be applicable to the sale, including excise, sales, use, valued-added or other taxes, customs or other import duties or other tariffs or duties. The Company shall be responsible for and shall pay all such taxes and charges levied in respect of it purchase of the Products.

3.7.6 Payment for any order of Products, including shipping and freight costs advanced by BioSafe, and for any taxes, tariffs or other charges, must be in United States currency and must be received by BioSafe no later than thirty days of from the date of BioSafe's invoice to the Company. All payments by the Company shall be made free and clear of, and without reduction for, any withholding taxes. Any payments received after the due date shall carry a late fee of one and one half percent (1.5%) for each month or portion of a month that the payment is late.

3.7.7 Subject to the provisions of section 3.1.5, at no time during the Term of this Agreement shall the Company have any obligation to purchase any of the Products and failure to place any order shall not be a breach of this Agreement. Any order placed by the Company for any of the Product must be for a minimum of one thousand (1,000) units.

3.7.8 The Company shall inspect all Products promptly upon receipt thereof. BioSafe will replace any defective Product shipped to the Company. To obtain replacement for any defective Product, the Company must, within thirty calendar days of the date that the Product is shipped to the Company, send written notice to BioSafe of its claim of receipt of defective Products and immediately return to BioSafe each defective Product. The sole responsibility of BioSafe with respect to any defective Product is to replace such defective Product (such replacement to include all shipping costs related to the return to BioSafe of the defective Product and the reshipment to the Company of the replacement Product).

3.7.9 BioSafe reserves the right at any time, and from time to time, in its sole discretion, without incurring any liability to the Company with respect to any previously placed purchase order, to discontinue or limit its production of any Product, to allocate, terminate or limit deliveries of any Product in time of shortage, to alter the design or construction of any Product.

3.7.10 BioSafe warrants that each of the Products will be merchantable and fit for the purpose for which it is intended for a period of one year from the date of shipment thereof by BioSafe. In the event of a breach of the foregoing warranties, BioSafe shall, as the Company's sole and exclusive remedy, replace any defective Product. Except as expressly set forth in this section 3.7.10, BioSafe disclaims all other warranties, express or implied, and any conditions arising from course of dealing, usage of trade or custom with respect to the Products. Notwithstanding the foregoing, BioSafe does not exclude liability to the extent that such liability may not be excluded or limited by applicable law.

3.7.11 If the Company offers a money-back guarantee to any purchaser of the Products, BioSafe shall not have any liability of any kind or nature with respect to such guarantee, and the Company, in accordance with the provisions of Article 11 hereof, hereby indemnifies BioSafe in connection therewith.

3.8 **Royalties**

3.8.1. In addition to the Exclusivity, License and Manufacturing Fee to be paid by the Company to BioSafe as set forth in section 6.1 hereof and in addition to any other fees, charges or payments of any kind or nature payable by the Company to BioSafe hereunder or otherwise, the Company shall also pay to BioSafe on each unit of Product sold by it the following amounts (hereinafter collectively referred to as "Royalties"):

(i) If the amount received by the Company for the sale of a unit of the Product includes both the sale price of the Product and the charge for the laboratory analysis of the Product's test and no additional fee is thereafter charged for the laboratory analysis of the Product's test, or if it is a Product that does not require a laboratory analysis to produce a result of the Product's test, the Company shall pay to BioSafe for each unit of such Product sold an amount equal to eight percent (8%) of the Net Collected Revenue.

(ii) If the amount received by the Company for the sale of a unit of the Product does not include the charge for the laboratory analysis of the Product's test and an additional fee is thereafter charged for the laboratory analysis of the Product's test, the Company shall pay to BioSafe the following:

(1) an amount on each unit of such Product sold equal to eight percent (8%) of the Net Collected Revenue received for a unit of the Product; plus,

(2) an amount equal to eight percent (8%) of the amount charged by the Company to process the laboratory analysis to make the Determination and received by the Company.

Since, depending upon the laboratory analysis being performed, it is possible that more than one Determination can be made on a Product, the Company acknowledges and agrees that the amounts set forth in this section 3.8.1(ii) (2) will be payable on each Determination where there is more than one Determination being made on such Product.

3.8.2 The Royalties will be paid quarterly and will be sent to BioSafe at its address provided above or such other address as Biosafe shall direct by written notice to the Company. Each payment will be for collections in respect of sales of the Product made by the Company in the calendar quarter immediately preceding the calendar quarter in which payment is to be made. Payment will be made no later than the end of the month immediately following the end of the calendar quarter for which payment is to be made. Accompanying each such payment will be a detailed written report setting forth the manner in which the Royalties were determined and shall include, at the minimum, the number of units of each Product sold, the selling price of each unit of each Product, the number of units of laboratory analyses that were processed and the laboratory processing fee for each unit processed during the calendar quarter for which payment is to be made as well as all amounts collected by the Company for sales and laboratory

analyses made during or prior to the quarter for which the payment is made and the calculations showing the manner in which the Royalties for each Product were determined.

3.8.3 The Company shall maintain complete and accurate books of account and records relating to the Royalties. The Company shall maintain all such books and records for a period of at least five years following the expiration of the Term of this Agreement or its termination prior thereto. Within 90 days of the Company's fiscal year end, the Company shall deliver to BioSafe a certificate for such year from its independent certified public accountants reconciling Royalty payments due under this agreement with royalty payments paid. BioSafe shall have the right, upon reasonable advance written notice, to inspect, or have its designated representatives inspect, and make copies of, all such records relating to the Royalties no more than once per calendar quarter ("Audit"). Such inspections shall take place during the Company's normal working hours at the offices of the Company and at BioSafe's expense; provided, however, that should any inspection disclose amounts owed to BioSafe in an amount greater than the amount actually paid, then, without prejudice to any other rights that BioSafe may have:

(i) The Company shall immediately pay the amount of such underpayment to BioSafe, together with interest thereon at the rate of the lesser of one and one-half percent (1 ½%) per month or the highest rate allowable by applicable law commencing from the date payment of such Royalty should have been made to BioSafe to and including the date such payment is received by BioSafe; and

(ii) The Company shall immediately reimburse BioSafe for all costs and Expenses of any kind or nature incurred by BioSafe in conducting any Audit in which the underpayment was discovered.

3.9 **BioSafe Marks**

3.9.1 BioSafe hereby grants to the Company a royalty-free, non-exclusive, non-transferable and non-assignable license to use all BioSafe Marks solely during the Term of this Agreement solely in connection with its Exclusive Distribution Right; provided, however, nothing contained in this Agreement shall be construed as conferring upon the Company any right to use in advertising, publicity, or other promotional activities any BioSafe Marks or other designation of BioSafe or the designation "BIOSAFE Laboratories, Inc." or "BioSafe Laboratories, Inc." (including any contraction, abbreviation or simulation of any of the foregoing) without the prior written approval of BioSafe in its sole and absolute discretion.

3.9.2 The Company acknowledges and agrees that:

(i) The Company's rights to use the BioSafe Marks are limited to those rights expressly granted herein, that the license granted herein to the BioSafe Marks is

not assignable or transferable in any manner or way by the Company, including the right to sublicense.

(ii) As between the Company and BioSafe, BioSafe is the sole owner of all rights in and to each of the BioSafe Marks, and, other than as provided in section 3.9.1, nothing contained in this Agreement gives the Company any right, title or interest in or to any of the BioSafe Marks, trade names or other BioSafe Intellectual Property, or the goodwill associated therewith;

(iii) The Company will not take any action in derogation of BioSafe's rights to the BioSafe Marks;

(iv) The Company will not combine any other logo, trade name, trademark or trademark notice with the BioSafe Marks without the prior written approval of BioSafe in its sole and absolute discretion; and,

(v) The Company may not under any circumstances use the BioSafe name or the BioSafe Marks, singularly or in combination with any other name or marks, as the brand name of its products without the prior written permission from BioSafe.

ARTICLE 4
MANUFACTURE AND SALE BY THE COMPANY OF SIMILAR PRODUCTS

4.1 **Grant.** During the Term of this Agreement, the Company has the right, but not the obligation, at any time, and from time to time, to manufacture for sale under its own name and not as a product manufactured by BioSafe or using any BioSafe Mark any Similar Product upon the following terms and conditions:

4.1.1 Any Similar Product must contain the same components, or those that BioSafe has in written notice sent to the Company deemed to be substantially identical, and have the identical design and specifications, as specified by BioSafe, as the Product to which it is intended to be similar.

4.1.2 The Company must purchase from BioSafe any component to be used in a Similar Product that is BioSafe's proprietary property or on which BioSafe has obtained a patent from, or has a patent application pending with, the United States Patent and Trademark Office, including Collection Cards and the BTS.

4.1.3 The Company warrants that in manufacturing any Similar Product:

(i) It will use commonly accepted professional standards of workmanship to manufacture the Similar Products;

(ii) The Similar Products will be manufactured in compliance with cGMPs and all applicable federal, state, local and where applicable, foreign, laws and regulations; and,

(iii) In manufacturing and selling the Similar Product the Company will not knowingly violate or infringe, and will not utilize any process or materials that would knowingly violate or infringe, any patent, proprietary process or other intellectual property of a third party.

4.2 **Manufacture of Similar Products by BioSafe**. Although the Company has the right to determine the Person that will manufacture and assemble its Similar Products, the Company can request to use BioSafe's services, or under BioSafe's agreement with any of its third party vendor(s) "piggyback" with BioSafe's use of such services, to manufacture and assemble its Similar Products. If BioSafe agrees, the charge to the Company shall not exceed BioSafe's fully allocated cost for such services plus an amount equal to twenty percent (20%) of such cost.

4.3 **BioSafe's Performance of Determinations.** BioSafe will perform Determinations and report the results of such Determinations for the Company on Products and Similar Products to the extent that it is able to integrate processing such Determinations into its then scheduled workload. The charge to the Company to perform Determinations and report the results of such Determinations shall be equal to BioSafe's fully allocated costs for performing such Determinations plus 20%.

4.4 **Sale of Similar Products**

In connection with its distribution and sale of any Similar Product, the Company, during the Term of this Agreement, will:

4.4.1 Distribute and sell the Similar Products in the Territory solely to, and in support of, the Market;

4.4.2 Sell the Similar Products in accordance with all applicable laws, rules and regulations, including the Health Insurance Portability and Accountability Act of 1996, and the privacy regulations created as a result of such act, and all of the terms and provisions of this Agreement;

4.4.3 Conduct its business of selling the Similar Product solely in its name, at its sole cost and expense and by using its best efforts;

4.4.4 Avoid deceptive, misleading or unethical practices or making any false or misleading representations with respect to the Similar Products;

4.4.5 Maintain competent, well-trained personnel of its own selection who shall engage in the sale of the Similar Products;

4.4.6 Obtain all licenses, permits, registrations and approvals, governmental or otherwise, and pay all duties, taxes, excises and payments, that are required for the Company to sell the Similar Product;

4.4.7 Be solely responsible for ensuring that all required packaging requirements, instructions, warnings, labels, phrases, language or markings that are required by applicable laws, rules, regulations and practices are satisfied for sale of the Similar Products in the Territory;

4.4.8 To the extent that the Company will perform Determinations in its own clinical laboratory, maintain its laboratory certification from BioSafe to use BioSafe's proprietary methods, procedures and techniques throughout the Term of this Agreement;

4.4.9 Be responsible for all of its own expenses, including those related to the advertising, marketing, promotion and sale of the Similar Product, and the analysis thereof, and to the assembling, sale, including any required translations, and analysis of the Similar Products;

4.4.10 Prominently display on the front of the packaging of the Similar Product, in a place approved by BioSafe, the BioSafe logo, and the phrase "Science by BioSafe", the form of which will be furnished by BioSafe to the Company;

4.4.11 Not use any mark or logo identical with or confusingly similar to any of the BioSafe Marks.

4.5 **Collection Cards**. The Company acknowledges that BioSafe is not the manufacturer of the Collection Card and that BioSafe is solely reselling the card with a performance enhancing cover, where appropriate, that was purchased from an independent source, to the Company. BioSafe neither gives nor makes any warranties or conditions, express, implied or otherwise, with respect to the Collection Card. BioSafe specifically disclaims the implied warranties and conditions of merchantability, fitness for a particular purpose and non-infringement, and all other implied warranties or conditions arising from course of dealing, usage or trade or custom with respect to the Collection Card. Notwithstanding the foregoing, BioSafe does not exclude liability to the extent that such liability may not be excluded or limited by applicable law. The Company hereby releases BioSafe from any liability of any kind or nature whatsoever, and waives any right of recovery, arising out of or in any manner or way related to the Collection Card.

ARTICLE 5
LICENSE OF BIOSAFE TECHNOLOGY

5.1 **Grant of Technology License**. BioSafe hereby grants to the Company, and Company hereby accepts, a non-exclusive, non-transferable and non-assignable revocable (by BioSafe) license, without the right of sublicense, of the BioSafe Patent Rights and the BioSafe Technology Rights to use the BioSafe Technology for the purpose of processing, and making Determinations from, the Products and Similar Products in the Territory solely to, and in support of, the Market ("Technology License").

5.1.1 In connection with the Technology License, BioSafe: (i) will provide training to the Company and conduct certification and proficiency examinations in the use of BioSafe's proprietary methods, techniques and processes in accordance with the provisions of section 5.4; (ii) will provide the Company with a list of all components used in the Products to enable the Company, if it so chooses, to manufacture, as Similar Products, self-collection blood screen kits substantially identical to the Products; (iii) will provide Company with copies of all relevant printed collateral materials, including instructions used by BioSafe in its Products, and (iv) will make Collection Cards, the BTS and any other components which are proprietary to BioSafe and are required to be included in any Similar Product available for purchase to the Company at a charge not to exceed one hundred and fifty percent (150%) of BioSafe's fully allocated cost for such items.

5.2 **Conditions to Technology License.** The Company understands and acknowledges that the Technology License is subject to the following conditions:

5.2.1 The grant of the Technology License is subject to (i) the Company being certified by BioSafe, and its continued use is subject to maintaining such certification by passing BioSafe proficiency tests, as a laboratory qualified to do Determinations of those Products and Similar Products requiring that a Determination using BioSafe's proprietary methods, techniques and processes be made, and (ii) to the continued fulfillment of all of the other terms and conditions of this Agreement.

5.2.2 Since the Technology License granted in Section 5.1 is non-exclusive, BioSafe reserves the right, at any time and from time to time, to grant to other Persons identical or similar licenses without breaching this Agreement.

5.2.3 Neither the Technology License granted to the Company in Section 5.1, nor any of the rights and technology included in the Technology License, are assignable or transferable in any manner or way whatsoever by the Company, including the right of the Company to grant any sub-licenses.

5.2.4 The Company will not, nor will it make any attempt to, reverse engineer or to analyze in any manner or way whatsoever the BioSafe Technology, the BioSafe Technology Rights or the BioSafe Patent Rights.

5.2.5 In order that the high standard of workmanship that characterizes BioSafe's methods, techniques and processes be maintained, and the excellent reputation of BioSafe's processes and techniques not be impaired, the Company agrees that, at all times, it will maintain the high standards of quality, workmanship and performance established by BioSafe. To ensure that such standards are maintained, BioSafe will have the right at any time and from time to time to inspect the Company's facilities to determine if such standards are being met. In addition, the Company understands and agrees that it will be subject to on-going proficiency testing as set forth herein.

5.2.6 If there is any tax liability imposed with respect to the Technology License granted herein, the Company shall pay all such taxes (except for any income taxes payable by BioSafe).

5.2.7 The Company will not sell, transfer or distribute, in any manner or way whatsoever, to any third party any data or other information, of any kind or nature whatsoever, obtained from Determinations or analysis of the Products or its use of the licenses granted hereby, except that such data and information may be distributed to the subject of any Determination, his or her health care practitioner and any governmental agency which has the authority to require the Company to deliver it and requests such information or data.

5.3 **Use of BioSafe Laboratory Facilities.** Until such time that the Company has a laboratory that is certified by BioSafe to use its proprietary methods, techniques and processes and is operational, and at any time thereafter, BioSafe will perform Determinations and report the results of such Determinations for the Company on Products and Similar Products to the extent that it is able to integrate processing such Determinations into its then scheduled workload. The charge to the Company for the foregoing shall be equal to BioSafe's fully allocated costs for performing such Determinations plus 20%.

5.4 **Training in BioSafe Processes**

5.4.1 BioSafe will provide to no more than two of the Company's employees up to five days of training in the techniques and procedures required by BioSafe to become certified by it as a laboratory to use BioSafe processes and techniques. All training will be conducted at BioSafe's convenience at its Affiliate's laboratory facilities in Chicago, Illinois and/or at its corporate offices in Lake Forest, Illinois. Training will consist of a review of all standard operating procedures, completion of checklist(s) and fulfilling competency assessment for all laboratory procedures. The Company's two employees that receive such training must be proficient in speaking, reading and understanding English, or must be accompanied by an interpreter. The initial training will be provided at no additional charge to the Company. Any training subsequent to the initial training will be provided by BioSafe to the Company at BioSafe's then charges for such training. With respect to any initial or subsequent training, any and all travel and related costs (such as plane fares, lodging, meals, ground transportation and incidentals and the fees incident to the use of an interpreter, if required) incurred by the Company, and all compensation of the Company's personnel, shall be the Company's responsibility and be paid by it.

5.4.2 In order for the Company to be allowed to use the Technology License herein granted to it, the Company must first be accredited as a BioSafe laboratory authorized to use BioSafe processes and techniques to perform Determinations. Accreditation consists of the Company's successful completion of proficiency testing and an on-site laboratory inspection in accordance with the following:

(i) Within four weeks of the Company's completion of its training, the Company will be sent the first of three sets of proficiency test surveys for each Product to be analyzed by it. The remaining two surveys will be sent at approximately ten-day intervals thereafter. The Company will be required to return to BioSafe the completed analysis of the surveys within five business days of receipt. Each survey will include five test samples per analyte that are to be analyzed by the Company for the specific analytes. The Company must successfully identify the analytes in four of the five samples to pass the survey. The Company must pass two of the three initial surveys to be allowed to continue with the accreditation process.

(ii) Provided that the Company has successfully passed two of the three initial surveys, an on-site inspection of its laboratory facilities will be scheduled within one month of successful completion of the proficiency testing. Standardized checklists will be used to evaluate the facilities and will be sent to the Company at approximately the same time as the initial proficiency test surveys are sent. Any deficiencies noted during the on-site inspection, together with recommendations to correct such deficiencies, will be provided to the Company, which will have sixty days within which to correct any such deficiencies.

(iii) Since proficiency testing is essential to maintaining continuing accreditation as a BioSafe certified laboratory, such testing will be conducted on a semi-annual basis for the Company. On such semi-annual proficiency testing, the Company must maintain a passing status of correctly identifying four of the five samples per Product to maintain its BioSafe certification. Corrective action must be taken by the Company with respect to any surveys that do not pass. If the Company fails two consecutive surveys for the same analyte, it must then successfully pass two consecutive surveys to become re-accredited.

5.4.3 Upon successful completion of the proficiency testing and the on-site inspection, the Company will be certified as a BioSafe laboratory authorized to perform analysis on the Products. Subject to the successful completion of all proficiency testing, this certification will continue in effect until the first to occur of (1) the termination of this Agreement and (2) two years from the date of issue of the certification. At the end of two years from the date of issue of the certification and every two years thereafter, provided that this Agreement is still in effect, the Company will be required to conduct a self-inspection using the on-site inspection checklist and to send to BioSafe an inspection summary and a list of corrective actions to be taken. In addition, an on-site inspection will be conducted by BioSafe. Any deficiencies noted in such on-site inspection will require proof of corrective action within sixty days in order to maintain the BioSafe certification.

ARTICLE 6
EXCLUSIVITY, LICENSE AND MANUFACTURING FEE

6.1 **Defined.** In consideration of (i) the Exclusive Distribution Right granted to the Company pursuant to the provisions of section 3.1 hereof, (ii) the right to use the

BioSafe Marks granted to the Company pursuant to the provisions of section 3.9 hereof, (iii) the right to manufacture and sell Similar Products granted to the Company pursuant to the provisions of section 4.1 hereof and (iv) the Technology License granted to the Company granted to the Company pursuant to the provisions of section 5.1 hereof, the Company shall pay to BioSafe the following, all of which collectively shall be referred to herein as the "Exclusivity, License and Manufacturing Fee":

6.1.1 The aggregate sum of four million three hundred thousand dollars ($4,300,000), one million dollars ($1,000,000) of which shall be due and payable upon the execution of this Agreement, and the remaining three million three hundred dollars ($3,300,000) of which shall be paid in the form of six million fifty thousand (6,050,000) shares of common stock, par value $.001 per shares of the Company (based upon a pro forma (giving effect to shares of the Company's Series A Convertible Preferred Stock and Warrants to be issued to a company providing financind to the Company and additional shares being issued to the President of the Company and one other person) fully diluted capitalization of the Company of approximately 11,500,000 shares of common stock in total) which shares shall be fully paid, non-assessableand voting common stock with an initial value of $0.53 per share. [will the Biosafe shares be registered for resale on the SB-2 as well? YES]

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1 **The Company's Representations, Warranties and Covenants.** The Company represents, warrants and covenants the following, all of which shall continue to be true and correct throughout the Term of this Agreement:

7.1.1 The Company shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of BioSafe, any BioSafe Affiliates or itself offer, promise or authorize to pay, or pay, any compensation, or give anything of value to, any official, agent or employee of any government or governmental agency, or to any political party or officer, employee or agent thereof. The Company will require each of its directors, officers, employees and agents to comply with the provisions of this Section 7.1.

7.1.2 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement.

7.1.3 The execution, delivery and performance of this Agreement has been duly authorized by all corporate action and does not require any further authorization or consent. The person executing this Agreement on behalf of the Company has been duly authorized to do so by all requisite corporate action. The execution, delivery and performance of this Agreement does not conflict with, violate or breach the Company's articles of incorporation, by-laws or any agreement, judgment or consent decree to which the Company is a party nor does it materially violate any law or

regulation of any court governmental body or administrative or other agency having jurisdiction over it.

7.1.4 This Agreement, when signed by the Company, will have been duly executed and delivered by the Company, and is its legal, valid and binding obligation enforceable against it in accordance with its terms and provisions, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights.

7.1.5 The Company is not aware of any action, suit, inquiry or investigation instituted by any United States federal or state governmental agency which questions or threatens the validity of this Agreement or the Company's ability to purchase, distribute or sell the Products.

7.1.6 At all times, the Company will comply with all applicable laws, consent decrees, rules and regulations of any federal, state, foreign (where applicable) or other governmental authority, including all laws relating to the export of the Products.

7.1.7 If the Company operates a clinical laboratory, at all times it will have in full force and effect all permits, permissions, approvals, licenses and authorizations of any kind or nature required to operate as a clinical laboratory.

7.1.8 The Company knows of no fact or circumstance that does or could materially adversely affect its right to enter into, or to fulfill its obligations under, this Agreement.

7.1.9 The Company has the ability to perform its obligations under this Agreement.

7.2 **BioSafe's Representations, Warranties and Covenants.** BioSafe represents, warrants and covenants the following:

7.2.1 BioSafe is a corporation duly organized, validly existing and in good standing under the laws of the state of Illinois, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein contained.

7.2.2 The execution, delivery and performance of this Agreement has been duly authorized by all corporate action and does not require any further authorization or consent. The person executing this Agreement on behalf of BioSafe has been duly authorized to do so by all requisite corporate action. The execution, delivery and performance of this Agreement does not conflict with, violate or breach BioSafe's articles of incorporation, by-laws or any agreement, judgment or consent decree to which BioSafe is a party nor does it materially violate any law or regulation of any court governmental body or administrative or other agency having jurisdiction over it.

7.2.3 This Agreement has been duly executed and delivered by BioSafe, and is its legal, valid and binding obligation enforceable against it in accordance with its terms and provisions, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights.

7.2.4 At all times, BioSafe will comply with all applicable laws, consent decrees and regulations of any federal, state, foreign, where applicable, or other governmental authority.

7.2.5 BioSafe has the ability to perform its obligations under this Agreement.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1 **Ownership**. Title and full ownership of BioSafe's Intellectual Property shall at all times remain with BioSafe. No term or provision of this Agreement or elsewhere grants to the Company any right of ownership or any other right of any kind or nature whatsoever in or to the BioSafe Intellectual Property, other than the right to use such rights and technology in accordance with the terms and provisions of this Agreement.

8.2 **No Compensation**. The Company will not receive any compensation or remuneration of any kind or nature for any increased goodwill, improved reputation or other benefits arising from the Company's use of the BioSafe Patent Rights, the BioSafe Technology, the BioSafe Technology Rights, the BioSafe Marks and any other of its Intellectual Property; it being agreed and understood that any such increase or other benefit from such use shall inure to the benefit of BioSafe or its Affiliates, as the case may be.

8.3 **Infringement.** If, during the Term of this Agreement, the Company becomes aware of any third party infringement or threatened infringement in the Territory of any BioSafe Patent Rights, the BioSafe Technology, the BioSafe Technology Rights, the BioSafe Marks or any of BioSafe's other Intellectual Property, the following shall be applicable:

8.3.1 The Company shall promptly notify BioSafe of any actual or suspected infringements, imitations or unauthorized use of which it becomes aware by a third.

8.3.2 BioSafe shall have the right, but not the obligation, (and the Company shall not have any right) to initiate an infringement action or other appropriate suit in its name, or in the name of the Company, if necessary, anywhere in the Territory against a third party at its own expense. The Company agrees to being joined as a party plaintiff and to cooperate in the prosecution thereof as is reasonably necessary, at

BioSafe's expense. If BioSafe decides to undertake such suit, then BioSafe shall have the sole right to select counsel, to control the prosecution, and the right to settle and compromise such action without the Company's consent. BioSafe shall not be liable to the Company for any lost profits, damages or other amounts of any kind or nature whatsoever if BioSafe decides not to initiate any action against a third party for alleged infringement. Any and all amounts of any kind or nature whatsoever received by BioSafe in connection with any claim or action of infringement, imitation or unauthorized use of BioSafe's Intellectual Property, including the BioSafe Patent Rights, the BioSafe Technology Rights, the BioSafe Technology and the BioSafe Marks, shall belong solely to BioSafe, and the Company shall not have, and irrevocably waives, any claim, right or interest of any kind or nature whatsoever to any portion thereof.

8.3.3 BioSafe, at its own expense, has the right to defend, and at its option, to settle any third party claim, suit, action or proceeding brought against the Company alleging that any of the BioSafe Patent Rights, the BioSafe Technology, the BioSafe Technology Rights, the BioSafe Marks or any other BioSafe Intellectual Property infringes any patent, copyright or trademark or other intellectual property right of such third party. BioSafe shall have sole control of the defense and settlement of any such claim, suit, action or proceeding. BioSafe will pay any final judgment entered against the Company in such claim, suit, action or proceeding defended by BioSafe; provided, however, notwithstanding the foregoing provisions to the contrary, (i) BioSafe shall be relieved of any obligation to defend or pay for such defense unless the Company promptly notifies BioSafe in writing of such claim, suit, action or proceeding after becoming aware of it and the Company provides BioSafe with full and proper information and assistance, as BioSafe may request, to defend or settle such claim, suit, action or proceeding, and (ii) BioSafe shall not have any liability for any infringement which results from any act of the Company, including the Company's use of BioSafe's Intellectual Property in combination with some other technology, method or process not supplied by BioSafe, where BioSafe's rights, technology or property itself would not be infringing without the addition of such other technology, marks, method or process or the Company's modifications of BioSafe's rights, marks, technology or property.

ARTICLE 9
TERM AND TERMINATION

9.1 **Term.** Subject to earlier termination of the Company's rights and licenses hereunder upon the occurrence of any event specified in section 9.2, the term of this Agreement shall be for a period of twenty-five years, commencing on the Effective Date and expiring at 5:00 p.m. central time, on the last day of such twenty-five year period ("Term").

9.2 **Termination**.

9.2.1 Either Party hereto shall have the right to terminate this Agreement immediately by written notice to the other Party if:

(i) the other Party breaches or is in default of any material obligation under this Agreement and the default or breach is not cured to the reasonable satisfaction of the non-breaching Party within thirty days after the defaulting Party's receipt of written notice of such default from the non-defaulting Party;

(ii) the other Party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy, insolvency or debtor's relief law, whether domestic or foreign, or has wound up or liquidated its business, voluntarily or otherwise or stops doing business as a going concern; or

(iii) an order or notice shall be published by any government or Governmental Body requiring the cessation of activities by the Company or BioSafe.

9.2.2 Notwithstanding any other provision herein contained to the contrary, BioSafe has the right to terminate this Agreement and the Company's rights and licenses hereunder prior to the expiration of the term immediately if the Company fails to make payment of the Exclusivity, Royalty, License and Manufacturing Fee in accordance with the provisions hereof. The application or payment of late fees does not extend or alter the payment due dates for the fees noted above.

9.3 **Rights Upon Expiration of the Term or Termination**. Upon expiration of the Term of this Agreement, or its termination prior thereto, in accordance with the provisions of this Agreement, the following shall be applicable:

9.3.1 Any and all rights and licenses that the Company has under this Agreement or otherwise to use any of the BioSafe Patent Rights, the BioSafe Technology Rights, the BioSafe Technology, the BioSafe Marks or any other of BioSafe's Intellectual Property shall immediately terminate and the Company shall immediately cease using them in any manner or way whatsoever and shall certify in writing to BioSafe that it has completely terminated its use thereof. The Company shall immediately return to BioSafe any and all materials relating to the BioSafe Patent Rights, the BioSafe Technology Rights, the BioSafe Technology, the BioSafe Marks or any of BioSafe's other Intellectual Property. The Company expressly waives the benefit or protection of any law, rule or regulation which purports to grant any right of any kind or nature to the Company to allow it to use any of the BioSafe Patent Rights, the BioSafe Technology Rights, the BioSafe Technology, the BioSafe Marks or BioSafe's other Intellectual Property subsequent to the expiration or termination of this Agreement.

9.3.2 Although the Company at no time has been granted any ownership rights in or to any of the subject matter of the Technology License, at the expiration of

the Term of this Agreement, or its termination prior thereto, any and all rights that the Company has acquired, owns or possesses in the BioSafe Patent Rights, the BioSafe Technology Rights, the BioSafe Technology or the BioSafe Marks, including any registration thereof in any foreign country, shall immediately pass to BioSafe, together with any goodwill thereon, without the necessity of any further action on the part of either of the Parties. The Company concedes and acknowledges, and binds itself not to dispute, that the BioSafe Patent Rights, the BioSafe Technology Rights, the BioSafe Technology or the BioSafe Marks are owned solely by and are the property of BioSafe and that any and all rights that the Company has acquired, owns or possesses has passed to and is owned by BioSafe. The Company agrees that it will cooperate fully with BioSafe in assuring such ownership in BioSafe and preserving the integrity and validity of all of the aforesaid property and rights.

9.3.3 The Company shall immediately cease all sales and other activities with respect to the Products and the Similar Products, and the Company shall take all action required to terminate the Company's registration, if any was required, as a seller of the Products and the Similar Products and shall furnish BioSafe with proof of such termination or a statement warranting that such registration was not required.

9.3.4 The Company shall immediately cease using and return to BioSafe all of BioSafe's Confidential Information.

9.3.5 All indebtedness of Company to BioSafe shall become immediately due and payable without further notice or demand, which is hereby expressly waived.

9.3.6 The Company shall immediately remove from its property and immediately discontinue all use, directly or indirectly, of the BioSafe Marks, trade names, logos and other Intellectual Property of BioSafe or its Affiliates or of any word, title, expression, trademark, design or marking that, in the opinion of BioSafe, is confusingly similar thereto. The Company shall certify in writing to BioSafe that it has completely terminated its use of any and all such trademarks, designs or markings or any other word, title or expression similar thereto that appeared in or on any Products or other material.

9.3.7 BioSafe shall not have any obligation to repurchase or to credit the Company for its inventory of Collection Cards, BTS devices, the Products or the Similar Products at such time.

9.3.8 BioSafe, at its option, shall have the right to cancel any and all accepted purchase orders that have not yet been filled.

9.4 **Survival of Prior Obligations**. Notwithstanding any thing herein contained to the contrary, termination of this Agreement, whether by expiration of the Term or otherwise: (i) shall not relieve either Party of any obligation incurred prior to such termination; and (ii) all provisions hereunder which by their nature are intended to survive any such termination, shall survive and continue to be enforceable.

ARTICLE 10
CONFIDENTIAL INFORMATION AND NONCOMPETITION

10.1 **Treatment of Confidential Information.** The Company acknowledges that: (i) during the Term of this Agreement, it will have access to Confidential Information; and (ii) the inclusion of the provisions of this Article 10 relating to Confidential Information is a material inducement to BioSafe to enter into this Agreement, and that BioSafe would not have entered into it if these confidentiality provisions were not contained herein. Accordingly, during the Term hereof and for so long as the Confidential Information is not generally known or generally disclosed, the Company shall keep confidential, shall maintain in the strictest secrecy and shall not disclose, divulge or otherwise communicate to others or use for any purpose other than as authorized herein any Confidential Information supplied by BioSafe, its agents or representatives. The Company shall exercise every precaution to prevent and restrain the unauthorized disclosure of any Confidential Information. Confidential Information shall be disclosed by the Company only to its employees who have a "need-to know" and who have executed a nondisclosure agreement with the Company at least as restrictive as the terms of this Agreement. The Company will not disclose any Confidential Information to any third party without first obtaining BioSafe's written consent to such disclosure.

10.2 **Release from Restrictions.** The provisions of section 10.1 shall not apply to any Confidential Information disclosed hereunder which:

10.2.1 was known or used by the Company prior to its date of disclosure by BioSafe to the Company, as evidenced by the prior written records of the Company;

10.2.2 was lawfully disclosed to the Company by sources other than BioSafe rightfully in possession of the Confidential Information;

10.2.3 becomes published or generally known to the public without the Company's breach of any obligation owed to BioSafe;

10.2.4 is independently developed by the Company without reference to or reliance upon the Confidential Information or as a result of a breach of this Agreement;

10.2.5 is required to be disclosed by the Company to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Company provides prior written notice of such disclosure to BioSafe to the extent practicable and legally permissible in order to enable BioSafe to seek an appropriate protective order or other remedy, and the Company cooperates with BioSafe, at BioSafe's expense, in connection therewith and shall seek to obtain confidential treatment for any such disclosure required to be made; or

10.2.6 was permitted to be disclosed by the prior written consent of BioSafe.

10.3 **Ownership of Confidential Information**. All Confidential Information is and shall remain the sole and exclusive property of BioSafe. Upon termination of this Agreement for any reason, all Confidential Information, and all copies thereof, in whatever form or medium, will immediately be returned by the Company to BioSafe, with the Company not retaining any copies, in any form or medium.

10.4 **No Warranties**. The Confidential Information disclosed by BioSafe is provided "AS-IS" with no express or implied warranties of any kind, including any warranties of merchantability, fitness for a particular purpose or non-infringement of any patent, copyright or other third party intellectual property right.

10.5 **Non-Competition Agreement**. In consideration of BioSafe entering into this Agreement, during the Term hereof and for a period of two (2) years following the expiration of the Term, or its termination prior thereto in accordance with the provisions hereof, except as is provided in this Agreement, the Company will not, and will not permit any of its employees and directors to:

10.5.1 directly or indirectly participate, assist, perform any services for or otherwise be involved or concerned , financially or otherwise, as a member, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee, financier, lender or otherwise in any business or activity conducting operations in the Territory which perform any analysis on a human blood component using the specimen format employed by BioSafe or which are competitive, in any manner or way whatsoever, with the business activities engaged in by BioSafe as of the date of the expiration of the Term, or its termination prior thereto;

10.5.2 use any of the Intellectual Property granted or licensed hereunder for any form of research or commercial use or exploitation;

10.5.3 directly or indirectly interfere or seek to interfere with any relationship between BioSafe and any of its customers, employees, suppliers or vendors;

10.5.4 solicit any business related to the business activities conducted by BioSafe as of the date of the expiration of the Term, or its termination prior thereto, from any customers of BioSafe as of such date;

10.5.5 induce or attempt to induce any employee of BioSafe to terminate such employment relationship; or,

10.5.6 disparage any of the products, services or directors or employee of BioSafe.

Notwithstanding any provision herein contained to the contrary:

(i) the Company has no right, title or interest of any kind or nature whatsoever to use in any manner or way whatsoever any of BioSafe's Intellectual Property without BioSafe's prior written consent; and

(ii) the Company and its employees and directors shall not be prohibited from owning, directly or indirectly, up to five percent of the outstanding equity interest in any company, the stock of which is publicly traded, which is in competition with BioSafe.

10.6 **The Company's Acknowledgments**. The Company acknowledges:

10.6.1 The prohibitions and restrictions contained in this article 10 are reasonable and necessary to the preservation and protection of BioSafe's business and proprietary properties and are fair and reasonable in its terms, including time and scope;

10.6.2 That BioSafe would not have entered into this Agreement without the inclusion of the provisions of this article 10; and,

10.6.3 The Company has received valuable consideration for agreeing to the covenants in this article 10.

10.7 **Severability**. To the extent permitted by applicable law, if it should be held that any provision contained in this article 10 does not contain reasonable limits as to time, geographical area or scope of activity to be restrained, then any court of competent jurisdiction shall reform such provisions as to the extent necessary to contain reasonable limitations to be restrained and to give maximum permissible effect to the intentions of the Parties as set forth in this article 10. In addition, such court shall enforce the provisions as so reformed.

10.8 **Injunctive Relief**. The Company acknowledges that if it violates any of their agreements contained in this article 10, it will be difficult to compute the amount of damage of loss to BioSafe and BioSafe will be without an adequate legal remedy and any such violation may cause substantial irreparable injury and damage to BioSafe that is not fully compensable by monetary damages. Accordingly, in the event of an actual or threatened breach of these provisions, BioSafe shall be entitled to preliminary and permanent injunctive relief (without the necessity of posting any bond and without proof of actual damages) in any court of competent jurisdiction to restrain the Company from committing any breach of this article 10 and/or to compel specific performance or other equitable relief of these provisions, and BioSafe shall be entitled to recover from the Company all Losses and Expenses sustained or incurred in obtaining such relief. The Company waives any right that it may have to oppose the granting of such relief. The restriction period set forth in section 10.5 shall be tolled during any period in which the Company violates any of these provisions. Any such remedy shall not be deemed to be the exclusive remedy for a breach of these provisions but shall be in addition to any and all other remedies available to BioSafe at law or in equity. The Company shall reimburse

BioSafe for all Losses and Expenses incurred by BioSafe in attempting to enforce these provisions.

ARTICLE 11
INDEMNIFICATION AND INSURANCE

11.1 **Indemnification by the Company.** The Company shall indemnify and hold harmless BioSafe, its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, administrators, successors and assigns of each of the foregoing (collectively, the "BioSafe Indemnified Parties") from and against any and all Losses and Expenses incurred by any BioSafe Indemnified Party in connection with, resulting from or arising out of:

11.1.1 any breach by the Company of, or any failure by the Company to perform, any of its covenants, agreements or obligations in this Agreement;

11.1.2 any breach by the Company any representation or warranty given herein; or

11.1.3 any act or omission to act by the Company, including the analysis of the tests in the Products and the Similar Products by the Company or any of its Affiliates.

11.2 **Indemnification by BioSafe.** BioSafe shall indemnify and hold harmless the Company, its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, administrators, successors and assigns of each of the foregoing (collectively, the "Company Indemnified Parties") from and against any and all Losses and Expenses incurred by any Company Indemnified Party in connection with, resulting from or arising out of :

11.2.1 any breach by BioSafe of, or any failure by BioSafe to perform, any of its covenants, agreements or obligations in this Agreement;

11.2.2 any breach by BioSafe of any representation or warranty given herein; or

11.2.3 any act or omission to act by BioSafe.

11.3 **Claims Procedure.**

11.3.1 An indemnified party shall notify an indemnifying party of any claim for indemnification hereunder (including any claim for indemnification based upon a claim asserted by a third party (herein called "Indemnity Claim")) within a reasonable time after the indemnified party first becomes aware of the existence of such claim. Such

notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying party within a reasonable time shall not constitute a waiver of such claim, but an indemnified party shall not be entitled to receive any indemnification with respect to any Losses or Expenses that occur as a result of the delay or failure of such indemnified person to give such notice.

11.3.2 The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Indemnity Claim; provided, however, notwithstanding the foregoing, with respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party's becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

11.4 **Insurance**. The Company shall, at its sole cost and expense, procure and maintain, and cause its subcontractors to procure and maintain, the following types and amounts of insurance, to cover any claims arising out of the Company's performance under this Agreement:

Type of Coverage	Amount
Products Liability Insurance	$1,000,000 per occurrence $2,000,000 aggregate
Commercial General Liability Insurance	$1,000,000 per occurrence $2,000,000 aggregate
Workers' Compensation Insurance	Statutory limits

The Company shall furnish BioSafe with certificates of insurance, naming BioSafe, BioSafe's directors, employees and agents as additional insureds (except with respect to workers' compensation insurance), providing for such insurance and requiring no less than thirty days prior written notice to BioSafe of any cancellation or expiration of such insurance. The Company's insurance shall be primary and non-contributing with

any other insurance available to BioSafe and shall contain a waiver of subrogation in favor of BioSafe (except for coverages under which BioSafe is named as an additional insured). The coverages set forth above shall have reasonable and customary deductible amounts, provided that in no event shall such deductible amounts exceed $10,000 per occurrence. All insurance shall be provided by responsible, licensed insurance carriers. The insurance coverages set forth herein shall be maintained until the expiration of any applicable statute of limitations, but in any event for a period of not less than five years following the termination of this Agreement. The Company shall not violate any conditions or terms of such policies of insurance. If any of the insurance required to be maintained contains aggregate limits which apply to the operations of the Company other than those operations which are the subject of this Agreement, and such limits are diminished by more than $10,000 after any one or more incidents, occurrences, claims, settlements or judgments against such insurance, the Company shall take immediate steps to restore such aggregate limits or shall maintain other insurance protection for such aggregate limits.

11.5 **Survival**. The provisions of this article 11 shall survive the termination of the term of the Agreement.

ARTICLE 12
MISCELLANEOUS

12.1 **Amendments And Waiver**. The Parties, by mutual agreement in writing signed by both of the Parties, may amend, modify or supplement this Agreement. Any term or provision of this Agreement may be waived solely by a writing signed by the Party entitled to the benefit thereof. The failure of a Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement, or any part hereof, or the right of a Party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. No custom or practice of a Party in variance with the terms hereof shall constitute a waiver by such Party to demand exact compliance with the terms hereof. Any waiver or consent may be given subject to satisfaction of the conditions stated therein.

12.2 **Assignment**. This Agreement is personal to the Company; therefore, the Company's rights and obligations under this Agreement may not be sold, transferred or assigned without the prior written consent of BioSafe. No rights under this Agreement shall devolve by operation law or otherwise to any receiver, liquidator or trustee of the Company. BioSafe may assign this Agreement and any or all of its rights and obligations hereunder without the consent of Company.

12.3 **Benefit of Agreement**. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and to their respective successors, permitted assigns and to the benefit of the BioSafe Indemnified Parties and the Company Indemnified Parties. Any assignee of BioSafe shall have the same rights and remedies as BioSafe and the rights of such assignee will not be subject to any claims the Company

may have against BioSafe. Nothing contained in this Agreement, expressed or implied, is intended, and shall not be construed, to confer upon or create in any Person (other than the Parties hereto, their successors and permitted assigns, the BioSafe Indemnified Parties and the Company Indemnified Parties) any rights or remedies under or by reason of this Agreement, including any rights of any kind or nature to enforce this Agreement.

12.4 **Counterparts.** This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon both of the Parties, notwithstanding that both the Parties are not signatories to the same counterpart. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterparts.

12.5 **Governing Law.** The validity, interpretation, construction and performance of this Agreement shall be governed by the applicable laws of the United States and the domestic substantive laws of the State of Illinois, applicable to contracts to be wholly performed within that state without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Each of the Parties expressly waives all rights to a trial by jury.

12.6 **Jurisdiction and Venue.** Any claims and actions of any kind or nature whatsoever arising out of or related in any way whatsoever to this Agreement must be maintained in a federal or state court of competent jurisdiction located in Cook or Lake counties, Illinois. Accordingly, each of the Parties hereby absolutely and irrevocably:

12.6.1 Consents and submits to the jurisdiction of the courts of the State of Illinois and of any federal court located in Cook or Lake counties, in connection with any suit, claim, action or proceeding brought against one Party by the other Party arising out of or relating to this Agreement;

12.6.2 Agrees that all claims of any kind or nature whatsoever in respect of any such action or proceeding may only be heard and determined in any such court;

12.6.3 Waives any and all objections to jurisdiction and venue of Illinois courts;

12.6.4 Waives personal service of any summons, complaint, declaration or other process; and,

12.6.5 Agrees that the service thereof may be made by certified or registered mail directed to it at its last known address.

12.7 **Notices.** All notices, consents, approvals and other communications (collectively, "Notice") required or permitted to be given or made hereunder shall be in writing and sent (i) by first class certified or registered mail, postage prepaid, or by reputable overnight courier, and properly addressed, to the address of the party to be notified as shown below, or to such other address as to which a party may notify the other

in writing, or (ii) by confirmed facsimile, to the facsimile number shown below, or to such other facsimile number as to which a Party may notify the other in writing; provided that, any Notice sent by facsimile shall also be sent by hard copy in accordance with clause (i) of this section 12.7. Notice shall be effective on the date it is received.

If to BioSafe, to:

BIOSAFE Laboratories, Inc.
100 Field Drive, Suite 240
Lake Forest, Illinois 60045
Attention: President
Facsimile: 847.234.8222
Confirmation Phone No.: 847.234.8111

If to Company, to:

Lab123, Inc.
100 Field Drive, Suite 240
Lake Forest, Illinois 60045
Attention: President
Facsimile:
Confirmation Phone No.:

or to such other address as the recipient Party may indicate by a Notice delivered to the sending Party (such change of address notice to be deemed given, delivered and received only upon actual receipt thereof by the recipient of such Notice).

12.8 **Attorneys' Fees and Costs.** In addition to any other relief awarded, the prevailing Party in any action arising out of this Agreement is entitled to reasonable attorneys' fees and costs and expenses.

12.9 **Announcements.** Neither Party shall issue any press release or other publicity materials with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of the other Party, such consent not to be unreasonably withheld. This restriction shall not apply to disclosures required by law or regulation.

12.10 **Cumulative Remedies and Waiver of Rights.** If either Party breaches this Agreement, the non-breaching Party shall have the right to assert all legal and equitable remedies available, with no remedy being exclusive.

12.11 **Limitation of Actions.** Any legal action arising out of this Agreement shall be forever barred unless commenced within one year from the date of occurrence of the act or omission giving rise to such action; provided, however, the foregoing limitation shall not apply to any actions asserted against the Company by BioSafe arising from any delinquencies in any amount due hereunder.

12.12 **Further Assurances.** Each of the Parties agrees that at any time, and from time to time, before and after the termination of this Agreement for any reason whatsoever, it will do all such things and execute and deliver all such agreements, assignments, instruments, other documents and assurances as the other Party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement.

12.13 **Interest.** Any amount due hereunder not paid when due shall bear interest at the rate of the lesser of the maximum rate allowable under applicable law and one and one-half per cent per month, or fraction thereof, until payment in full is received.

12.14 **Entire Agreement.** This Agreement constitutes the entire agreements and understandings between the Parties hereto with respect to the subject matter hereof and supercedes all prior negotiations, representations, agreements, letters of intent, commitments, contracts, arrangements, covenants, promises, conditions, understandings, inducements and negotiations, expressed or implied, written or oral, between them as to such subject matter. Neither Party to this Agreement shall be bound by or charged with any matter not specifically set forth in this Agreement.

12.15 **Limitation of Liability.** In no event shall BioSafe's liability arising out of or relating to this Agreement exceed the aggregate amounts paid by the Company to BioSafe hereunder. In no event shall BioSafe be liable under any legal or equitable theory, and the Company waives any right to or recovery, for lost profits or anticipated income, loss of goodwill, cost of procurement of substitute goods, or any other direct, indirect, special, reliance, incidental, consequential, punitive or multiplied damages of any kind or nature whatsoever, however caused, suffered by the Company, its customers or others for all causes of action or claims of any kind or nature whatsoever.

12.16 **Force Majure.** Neither Party shall be in default under the provisions of this Agreement (except with respect to the payment of money) by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such Party, including an act of God, war or insurrection, civil commotion, terrorist attacks, destruction of essential facilities or materials by earthquake, fire, flood or storm, labor disturbance, epidemic or other similar event; provided, however, that the Party so affected will give prompt notice of such event and shall use its best efforts to avoid, remove or alleviate such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

BIOSAFE LABORATORIES, INC.

By: ______________________________

Dr. Jack Maggiore, President

Lab123, INC.

By: ______________________________

Mike Sosnowik, Chief Executive Officer

EXHIBIT 1
TO
AGREEMENT EFFECTIVE AS OF SEPTEMBER 1, 2006
BY AND BETWEEN
BIOSAFE LABORATORIES, INC.
AND
Lab123, INC.

For purposes of the Agreement, "Products" means the following:

1. BIOSAFE Cholesterol Panel including Total Cholesterol, HDL, LDL and Triglycerides

2. Rapid Result quantitative hemoglobin-measuring device marketed as BIOSAFE Anemia Meter

3. BIOSAFE Prostate Specific Antigen test (PSA)

4. BIOSAFE Thyroid Stimulating Hormone test (TSH)

5. BIOSAFE Hemoglobin A1c (Diabetes)